Exhibit 4.31

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956.
Code-name
SALEFORM 2012
Revised 1966, 1983 and 1986/87, 1993 and 2012

Explanatory Notes for SALEFORM 2012 are available from BIMCO at www.bimco.org

Printed by BIMCO's *idea*

Copyright: Norwegian Shipbrokers' Association, Oslo.
Published by Norwegian Shipbrokers' Association, Oslo and BIMCO, Copenhagen

Dated: 30th December, 2014 1

Monte Carlo One Shipping Company Limited, Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands (*Name of sellers*), hereinafter called the "Sellers", have agreed to sell, and 2

Eco Evolution LLC, Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands (*Name of buyers*), hereinafter called the "Buyers", have agreed to buy: 3

Name of vessel: **"Stenaweco Evolution"** 4

IMO Number: **9687942** 5

Classification Society: **DNV GL** 6

Class Notation: **+ 1A1 CSR Tanker for Chemicals and Oil ESP SPM E0 VCS-2 CLEAN Recyclable BWM-T and E(s, f) COAT-PSPC(B) BIS ECA(SOx-A) TMON** 7

Year of Build: **2015** Builder/Yard: **Hyundai Mipo Dockyard Co., Ltd.** 8

Flag: **Marshall Islands** Place of Registration: **Majuro, Marshall Islands** GT/NT: **29,482/13,742** 9

hereinafter called the "Vessel", on the following terms and conditions: 10

Definitions 11

"Banking Days" are days on which banks are open both ~~in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and~~ in the place of closing stipulated in Clause 8 (Documentation) and **in Athens, New York and London** (*add additional jurisdictions as appropriate*). 12 13 14

"Bareboat Charter Contract" means the bareboat charter contract of even date herewith made between the Buyers as owners and the Sellers as bareboat charterers regarding the chartering of the Vessel by the Buyers to the Sellers 15

"Builder" means Hyundai Mipo Dockyard Co., Ltd. of Ulsan, Korea

"Building Contract" means the ship building contract dated 1st February, 2013 and made between the Builder as builder and the Sellers as buyers, as from time to time amended, varied or supplemented

"Buyers' Nominated Flag State" means **Marshall Islands** (*state flag state*).

"Call Option Agreement" means the call option agreement of even date herewith made between the Buyers and the Sellers pursuant to the terms and conditions of which the Buyers have granted the Sellers options to purchase the Vessel.

"Charter" means the time charter contract dated 17th July, 2014 (as amended and as it may be amended) entered into by the Sellers as owners and Stena Weco A/S, Rungsted Kyst, Denmark, as charterers regarding the chartering of the Vessel to Stena Weco A/S

"Class" means the class notation referred to above. 16

"Classification Society" means the Society referred to above. 17

~~"Deposit" shall have the meaning given in Clause 2 (Deposit)~~ 18

~~"Deposit Holder" means ______ (*state name and location of Deposit Holder*) or, if left blank, the Sellers' Bank, which shall hold and release the Deposit in accordance with this Agreement.~~ 19

"Expected Delivery Date" means the date on which the Vessel's delivery by the Builder to the Sellers under the Building Contract is expected to take place and which is presently expected to be the 31st March, 2015

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax. 20 21

"Parties" means the Sellers and the Buyers. 22

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price). 23

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

"Sellers' Account" means **the account** ~~(*state details of bank account*) at the Sellers' Bank~~ *to be agreed on by the parties prior to the Purchase Price becoming due and payable under this Agreement.*

"Sellers' Bank" means ______ (*state name of bank, branch and details*) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

"Shipyard" means the Builder's shipyard at Hyundai-Vinashin Shipyard Co., Ltd. of 01 My Giang, Ninh Phuoc Commune, Ninh Hoa District, Khanh Hoa Province, Vietnam.

Whereas on the date hereof the Sellers and the Buyers have entered or will enter, as the case me be, into the Bareboat Charter Contract and into the Option Agreement.

1. **Purchase Price**
   The Purchase Price is **USD 38,000,000.00 (United States Dollars thirty eight million)** (*state currency and amount both in words and figures*) (the "Purchase Price").

2. ~~**Deposit**~~
   ~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of ______% (______ per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the "Deposit") in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

   ~~(i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and~~

   ~~(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been opened.~~

   ~~The Deposit shall be released in accordance with joint written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.~~

3. **Payment**
   On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):

   ~~(i) the Deposit shall be released to the Sellers; and~~

   ~~(ii)~~ ~~the balance of~~ the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers' Account.

4. **Inspection**
   ~~(a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in ______ (*state place*) on ______ (*state date*) and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

   (b)*
   The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not ~~within~~ **not later than five (5) Banking Days prior to the Expected Delivery Date** ~~(*state date/period*)~~.
   The Sellers shall make the Vessel available for inspection at/in **the Shipyard** (*state place/range*) ~~within~~ *not later than five (5) Banking Days prior to the Expected Delivery Date* ~~______ (*state date/period*).~~

   The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.

   The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.

   During the inspection, ~~the Vessel's deck and engine log books~~ *all documents and reports prepared by the construction supervision team or received by the construction supervision team from the Builder, the Shipyard or the Classification Society in connection with the Vessel's construction and delivery including, but not being limited to, the sea trial reports and protocols* shall be made available for examination by the Buyers.

   The sale shall become outright and definite, subject only to the terms and conditions of this

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy-two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

**4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.*

5. **Time and place of delivery and notices**

(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in **the Shipyard** (*state place/range*) in the Sellers' option.

Notice of Readiness shall not be tendered before: **31st March, 2015**~~(*date*)~~

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): **29th June, 2015**

(b) The Sellers shall keep the Buyers well informed of the ~~Vessel's itinerary~~ *Expected Delivery Date* and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days' notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery ~~the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter~~ this Agreement shall be null and void.

6. **Divers Inspection / Drydocking**

~~(a)~~**No diver's inspection to take place.*

~~(i) The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document

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found broken, damaged or defective so as to affect the Vessel's class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society's attendance.

Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.

(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.

(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.

(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:

(i) The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' cost and expense to the satisfaction of Classification Society without condition/recommendation**.

(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.

(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.
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~~Society surveyor.~~

~~(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.~~

**6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.*

***Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.*

7. Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are excluded. Forwarding charges, if any, shall be for the ~~Buyers'~~ Sellers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items: ______*(include list)*

Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation: ______*(include list)*

Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

~~The Buyers shall take over~~ Remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums shall remain the property of the Sellers ~~and pay either:~~

~~(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~

~~for the quantities taken over.~~

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) ~~or 4(b)~~ (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

**(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.*

8. Documentation

The place of closing: **Hamburg, Germany, at the offices of Ehlermann Rindfleisch Gadow, Ballindamm 26, 20095 Hamburg.**

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the ~~following~~ delivery documents set forth in Annex 1 to this Agreement.

~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers' Nominated Flag State;~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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~~(ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;~~

~~(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);~~

~~(iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;~~

~~(vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;~~

~~(vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel's registry.~~

~~(viii) Commercial Invoice for the Vessel;~~

~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~(x) A copy of the Sellers' letter to their satellite communication provider cancelling the Vessel's communications contract which is to be sent immediately after delivery of the Vessel.~~

(b) At the time of delivery the Buyers shall provide the Sellers with *the documents set forth in Annex 1 attached to this Agreement*~~:~~

~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).~~

(c) If any of the documents listed in ~~Sub-clauses (a) and (b) above~~ *Annex 1 attached to this Agreement* are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in ~~Sub-clause (a) and Sub-clause (b) above~~ *Annex 1 to this Agreement* for review and comment by the other party not later than **three (3) Banking Days** (*state number of days*)~~, or if left blank, nine (9) days~~ prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e) Concurrent with the exchange of documents in ~~Sub-clause (a) and Sub-clause (b)~~ *Annex 1 attached to this Agreement* above,

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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the Sellers shall also hand to the Buyers a full set of copies of the ~~the~~ all classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. The originals of these documents shall remain with the Sellers in their capacity as future bareboat charterers of the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters except for the Charter, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the ~~Buyers'~~ Sellers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery.

"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) ~~or 4(b)~~ (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

**Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.*

12. Name/markings

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

13. Buyers' default

~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case ~~the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss,~~ the Sellers shall be entitled to claim ~~further~~ compensation for their losses and for all expenses incurred together with interest at a rate of 5% per annum.

14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.
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~~immediately.~~

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest at a rate of 5% per annum if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers' representatives

~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers' representatives shall sign the Sellers' P&I Club's standard letter of indemnity prior to their embarkation.~~

16. Law and Arbitration

(a) *This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and the courts of England and Wales shall have exclusive jurisdiction to determine the same. and ~~any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of ______ (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at ______ (state place), subject to the procedures applicable there.~~

**16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.*

17. Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers:
Eco Energy LLC

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

8

c/o Northern Fund Management America, LLC
One Stamford Landing
62 Southfield Avenue, Suite 212
Stamford, CT 06902 U.S.
Attn: Kathleen Furman or Rich Lemanski
F: +1 (203) 487-3435
Kfurman@northernshippingfunds.com
rlemanski@northernshippingfunds.com

with a copy via email to:

John Hartigan
Northern Shipping Fund Management Ireland Ltd
Woodenbridge
Ballybrittas
Co. Laois
Ireland
Email: jh@northernshippingfunds.com

For the Sellers:
Monte Carlo 71 Shipping Company Limited
c/o Central Mare Inc
1 Vass. Sofias 151 24
Maroussi
Greece
Attn: Andreas M. Louka

Fax +30 2106141272
e-mail: legal@centralmare.com

18. **Entire Agreement**

The written terms of this Agreement including the Rider Clauses attached hereto comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

~~For and on behalf of the Sellers~~	~~For and on behalf of the Buyers~~
~~Name:~~ ______	~~Name:~~ ______
~~Title:~~ ______	~~Title:~~ ______

(signatures below the Rider Clauses)

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.
9

Additional Clauses
to the
Memorandum of Agreement
dated 30th December, 2014
(the "Agreement")
between
Monte Carlo One Shipping Company Limited
Majuro, Marshall Islands (the "Sellers")
as sellers
and
Eco Evolution LLC
Majuro, Marshall Islands (the "Buyers")
as buyers
regarding the MV "Stenaweco Evolution"
Terms and expressions used herein shall have the same meaning assigned to them in the Agreement.
19 Delivery, Liquidated Damages
The Vessel shall be delivered by the Sellers to the Buyers hereunder (the "Delivery") immediately after having been delivered by the Builder to the Sellers under the Building Contract. The Building Contract stipulates the date of delivery to be 31st March, 2015 (the "Delivery Date"). Upon Delivery, the Vessel shall be in the same state and condition as it will be delivered by the Builder to the Sellers pursuant to the terms of the Building Contract. Any deficiencies of the Vessel as described in Article III of the Building Contract if to be tolerated by the Sellers under the Building Contract have to be accepted by the Buyers hereunder without any liability of the Sellers.
Any penalty and liquidated damages payable by the Builder to the Sellers in accordance with Article III.1 of the Building Contract for late delivery shall be for Sellers' account.
Any other penalty and liquidated damages payable by the Builder to the Sellers in accordance with Article III.2, III.3 and III.4 of the Building Contract shall be split 50/50 between Sellers and Buyers.
The Buyers may deduct from the Purchase Price any penalty and liquidated damages which are for its account as aforesaid.
The Vessel shall be delivered hereunder with all appurtenances and equipment as delivered by the Builder to the Sellers pursuant to the Building Contract including 'BUYER'S SUPPLIES' as regulated in Article XII of the Building Contract.
20 Acceptance of Vessel under Building Contract
Sellers shall inform Buyers latest one (1) day after receiving knowledge of any deficiencies of the Vessel under Article III of the Building Contract.
Seller's will reconcile with Buyers any decision to exercise the rights to reject or to accept the Vessel under the Building Contract.
Insofar as Sellers are entitled under the Building Contract to, at their option, either accept the Vessel or reject the Vessel and/or cancel the Building Contract for insufficient speed, excessive fuel consumption, deadweight below contract requirements, as the case may be, the Sellers will accept the Vessel if so instructed by the Buyers. Such instruction of the Buyers shall be made at least one Banking Day prior to the time at which the Sellers pursuant to the Building Contract have to declare rejection of acceptance of the Vessel or cancellation of the Building Contract to the Builder.
1

If (in case the Sellers are entitled under the Building Contract to reject the Vessel and/or to cancel the Building Contract) the Buyers fail to instruct the Sellers in accordance with the above paragraph of this Clause 20 or the Buyers instruct the Sellers to reject the Vessel or to cancel the Building Contract, the Sellers shall be free to accept the Vessel or not to accept it or to cancel the Building Contract. Should the Sellers in such case decide to accept the Vessel, the Buyers are not bound to accept and not entitled to get Delivery of the Vessel under this Agreement.
If (in case the Sellers are entitled under the Building Contract to reject the Vessel and/or to cancel the Building Contract) the Buyers inform the Sellers that the Buyers reject the Vessel, this Agreement shall be null and void without penalty to the parties hereto. Should the Sellers in such case decide to accept the Vessel, the Buyers are not bound to accept and not entitled to get Delivery of the Vessel under this Agreement.
The Sellers will endeavour to settle any disputes with Builder regarding quality, acceptance and/or delivery of the Vessel in reconciliation with Buyers. In case of arbitration proceedings according to Article 13 of the Building Contract, Sellers shall reconcile the conduct of such proceedings with Buyers and Buyers shall be obliged to accept the arbitral award and its consequences on the quality of the Vessel its acceptance and delivery.
21 Bareboat Charter
Upon delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered to Sellers under a bareboat charterparty (the "Bareboat Charter") of the date hereof entered into between the Buyers as owners and the Sellers as charterers.
If the Bareboat Charter is not entered into in legally binding form or the conditions precedent set out in clause 61 of the Bareboat Charter are not satisfied on or prior to the Vessel's delivery under this Agreement or a Termination Event (as defined in the Bareboat Charter) occurs under the Bareboat Charter, this Agreement shall be considered null and void, provided however, that Clauses 14, 16 and 17 shall survive.
22 Registration of the Vessel
The Buyers shall register the Vessel in their own name and a first preferred mortgage in favour of their financing bank with the Marshall Islands ships registry upon the Vessel's delivery to them. Costs and expenses related to such registration shall be for the Sellers' account.
23 Setting Off
The Buyers shall be entitled to set off their claim against the Sellers for payment of the Option Premium (as the term is defined in the Call Option Agreement) against the Sellers' claim for payment of the Purchase Price as set forth in clause 4 of the Call Option Agreement.
24 Assignment of Builder's Warranty
The Sellers shall
(a)	assign to the Buyers, in the form of the assignment attached to this Agreement as Annex 2, with effect from the date of the Vessel's delivery such rights, title and interest as they have acquired, or may in the future acquire, to the warranties provided by the Builder under Article IX of the Building Contract;
(b)	notify the Builder about the said assignment in the form attached to the said assignment; and
2

(c)	procure that the Builder acknowledges the receipt of the Sellers' notice of assignment in the form attached to the said assignment.
25 Service Agent
The Sellers hereby appoint the following agent for service of process in connection with any legal proceedings related to this Agreement:
Top Properties (London) Limited
8 Duke Street
London VV1U 3EW
UK
Fax: +44 207 2245557.
The Buyers hereby appoint the following agent for service of process in connection with any such proceedings:
Ehlermann Rindfleisch Gadow
Rechtsanwalte Partnerschaft mbB
2 White Lion Court Cornhill
London EC3V 3NP
UK
Fax +44 20 7118 2200

26 Conditions Precedent
The Purchase Price shall only be payable by the Buyers to the Sellers under this Agreement and the Buyers shall only be obliged to accept the Vessel's delivery under this Agreement, provided the following conditions having been fulfilled to the Buyers' satisfaction:
(a)            the Bareboat Charter and all security documents annexed thereto having been signed and remaining in full force and effect; and
(b)            the Buyers being satisfied that all conditions precedent under the Bareboat Charter have been satisfied or waived or will be satisfied or waived immediately upon delivery of the Vessel under the Bareboat Charter.
27 Third Party Rights
No term of this Memorandum of Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it.
28 Private and Confidential
This Agreement shall be kept strictly private and confidential among the parties involved, provided however that the parties may disclose as much as may be necessary of the terms of this Agreement:
(a)	at the request of any regulatory, supervisory or governmental authority;
(b)	under any court process or pursuant to any statutory requirement: or
(c)	to auditors, external counsel or accountants; or
(d)	to their affiliates or subsidiaries; or
3

(e)	in connection with any financing of the Vessel; or
(f)	to any potential investors in the Buyers.
Provided that the recipients of confidential information under (c), (d), (e) and (f) above agree or are required to keep the terms of the Agreement confidential in accordance with the terms of this Clause 26.
29 Cancelling
Should the Bareboat Charter be cancelled prior to the Vessel's delivery under this Agreement, this Agreement shall be deemed cancelled forthwith.
30 Effectiveness
This Agreement shall become effective upon
(a)	Execution of this Agreement by all the parties thereto.
(b)	The Bareboat Charter and all security documents annexed thereto having been executed by the parties thereto.
(c)	The Option Agreement having been executed by the parties thereto.

Signed by	Signed by

Andreas Louka	John Hartigan as Attorney in Fact
for and on behalf of	for and on behalf of
the Sellers	the Sellers

/s/ Andreas Louka	/s/ John Hartigan
Monte Carlo One	Eco Evolution
Shipping Company Limited

4

ANNEX 1 TO MOA
Regarding Sale of product tanker M/T "Stenaweco Evolution"

ANNEX 1 to the MEMORANDUM OF AGREEMENT dated 30th December, 2014 (the "MoA") made between
A.	Monte Carlo One Shipping Company Limited, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, (the "Sellers") as seller, and
B.	Eco Evolution LLC, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands, (the "Buyers") as buyers, for the sale of the product tanker M/T "Stenaweco Evolution", IMO Number 9687942 (the "Vessel").
WHEREAS pursuant to the terms and conditions of the MoA the Sellers have agreed to sell to the Buyers and the Buyers have agreed to purchase from the Sellers the Vessel.
WHEREAS in pursuance of clause 8(a) and (b) of the MoA the parties hereto wish to agree on the documents to be delivered to each other concurrently with the Vessel sale.
NOW THEREFORE, the parties hereby agree as follows:
I.	The terms and expressions defined in the MoA shall have the same meaning as applied to them in the MoA when used in this Annex.
II.	The following documents shall be delivered by the Sellers to the Buyers concurrently with the payment of the Purchase Price and the delivery of the Vessel:
1	Legal Bill of Sale in two (2) originals in a form recordable in Marshall Islands, warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other claim or debts whatsoever, duly legalized and apostilled by a Special Agent of the Marshall Islands,
2.	Sellers' written confirmation, duly legalized and apostilled by a Special Agent of the Marshall Islands, that they have acquired title to the Vessel from the Builder and that they have immediately upon having acquired title to the Vessel from the Builder on-delivered the Vessel to the Buyers without creating any mortgage, lien or other encumbrance against the Vessel and without registering the Vessel in any ships registry,
3.	Letter of irrevocable undertaking of the Sellers and confirmation that the Sellers shall take delivery of the Vessel from the Buyers under the Bareboat Charter Contract concurrently with the Vessel's delivery by the Sellers to the Buyers under the MOA,
4.	Commercial Invoice for the Vessel, stating the main particulars and the Purchase Price of Vessel, duly signed by the Sellers,
5.	Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation and confirming that Vessel's class is maintained, satellite communication will remain in place,
6.	The Sellers' letter of confirmation that to the best of their knowledge, the Vessel has not touched bottom since her last drydocking,
1

7.	The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation,
8.	Certificate of good standing of the Sellers issued by the Marshall Islands Companies Registry, not older than ten (10) Banking Days prior to the date of the delivery of the Vessel,
9.	Certified true copies of the Sellers' Articles of Association, including all amendments, addenda and supplements thereto,
10.	Resolution of the Board of Directors and of the shareholders of the Sellers, executed by each of the Directors and the Shareholders, approving the signing of the MoA and the sale of the Vessel to the Buyers in accordance with the terms and conditions of the MoA and appointing and authorizing their representatives, inter alia, to deliver the Vessel, to execute the Protocol of Delivery and Acceptance, to receive the Purchase Price and as well as any other documents in connection with the Vessel's sale to the Buyers,
11.	Original Power of Attorney by the Sellers, duly legalized, authorizing the attorney(s)-in-fact named therein to deliver the Vessel and to receive the Purchase Price and to sign all relevant documents, including, but not limited to, the Protocol of Delivery and Acceptance, and to deal and act with respect to all matters relating to the sale and the delivery of the Vessel to the Buyers, duly legalized and apostilled by a Special Agent of the Marshall Islands,
12.	The Assignment of Warranty, one original and one copy of the notice of assignment, all duly executed by the Sellers, and the acknowledgement of the notice of assignment, duly executed by the Builder, all as referred to in clause 22 of this MoA,
13.	Photocopies, certified as true, accurate and complete by a director or duly authorized attorney-in-fact, the secretary or the legal advisers of the Sellers, of:
(i)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;
(ii)	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;
(iii)	the Vessel's current SMC;
(iv)	the ISM Company's current DOC;
(v)	the Vessel's current ISSC;
(vi)	the Vessel's current IAPPC;
(vii)	the Vessel's current Tonnage Certificate
(viii)	all documents delivered by the Builder to the Sellers in connection with the Vessel's delivery under the Building Contract, including, but not being limited to, (a) the Builders Certificate, (b) the Bill of Sale, (c) evidence that the vessel has been delivered to the Sellers free and clear of any liens, mortgage or any other encumbrances whatsoever, (d) Builder's power of attorney,
14.	Any such additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.
Ill.	The following documents shall be delivered by the Buyers to the Sellers concurrently with the payment of the purchase price and the delivery of the Vessel:
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1.	Certificate of Formation issued by the Marshall Islands Companies Registry regarding the incorporation and good standing of the Buyers, not older than ten (10) Banking Days prior to the date of the delivery of the Vessel,
2.	Written Consent of the Sole Manager of the Buyers approving the signing of the MoA and the purchase of the Vessel from the Sellers in accordance with the terms and conditions of the MoA and appointing and authorizing their representatives, inter alia, to take delivery of the Vessel, to execute the Protocol of Delivery and Acceptance as well as any other documents in connection with the Vessel's purchase and to pay and release the purchase price to be paid for the Vessel to the Sellers,
3.	Original Power of Attorney by the Buyers, duly legalized, authorizing the attorney(s)-in-fact named therein to take delivery of the Vessel and to pay the Purchase Price and to sign all relevant documents, including, but not limited to, the Protocol of Delivery and Acceptance, and to deal and act with respect to all matters relating to the purchase and the delivery of the Vessel to the Buyers.
3

Annex 2 to MoA
regarding Sale of product tanker M/T "Stenaweco Evolution"

ASSIGNMENT OF WARRANTY RIGHTS
Product tanker "Stenaweco Evolution"
Monte Carlo One Shipping Company Limited
as Assignor

and

ECO Evolution LLC

 as Assignee

INDEX

Clause		Page

1	DEFINITIONS AND INTERPRETATION	2

2	ASSIGNMENT	3

3	REPRESENTATIONS AND WARRANTIES	3

4	MISCELLANEOUS	3

5	LAW AND JURISDICTION	3

THIS DEED is made on ______________________
BETWEEN
(1)	ECO EVOLUTION LLC, a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands (the "Assignee"): and
(2)	MONTE CARLO ONE SHIPPING COMPANY LIMITED, a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands (the "Assignor").
BACKGROUND
(A)          By a shipbuilding contract dated 71h February, 2013 (as from time to time amended, varied or supplemented the "Building Contract") and made between Hyundai Mipo Dockyard Co., Ltd of Ulsan, Korea (the "Builder") as builder and the Assignor as buyer, the Builder agreed to build and deliver to the Assignor and the Assignor agreed to purchase and take delivery from the Builder of one 50,000 dwt class product/chemical tanker newbuilding named "Stenaweco Evolution", IMO No. 9687942 (the "Vessel").
(B)          The Vessel was delivered to the Assignor on ___________ 2015.
(C)          By a memorandum of agreement dated ____ December, 2014 (as from time to time amended, varied or supplemented the "MoA") and made between the Assignor as seller and the Assignee as buyer the Assignor agreed to sell to the Assignee the Vessel and the Assignee agreed to purchase the Vessel from the Assignor
(D)          By bareboat charter contract dated ____ December, 2014 (as from time to time amended, varied or supplemented the "Bareboat Charter") and made between the Assignee as owner and the Assignor as bareboat charterer the Assignor chartered the Vessel on demise from the Assignee.
(E)          Pursuant to the terms and conditions of the MoA, the Assignor shall assign to the Assignee all the Assignor's rights, title and interest under the Building Contract with regard to the Builder's warranty as set forth in article IX of the Building Contract.
IT IS AGREED as follows:
1	DEFINITIONS AND INTERPRETATION
1.1	Defined expressions. Words and expressions defined in the Bareboat Charter shall have the same meanings when used in this Deed unless the context otherwise requires.
1.2	Definitions. In this Deed, unless the contrary intention appears:
"Assigned Property" means all rights and interests of every kind which the Assignor now or at any later time has to, in or in connection with Article IX (Warranty of Quality) of the Building Contract or in relation to any matter arising out of or in connection with Article IX (Warranty of Quality) of the Building Contract.
1.3	Inconsistency between MoA provisions and this Deed. This Deed shall be read together with the MoA, but in case of any conflict between the MoA and this Deed, the provisions of the MoA shall prevail.

2	ASSIGNMENT
2.1	Assignment. The Assignor, with full title guarantee, assigns to the Assignee absolutely, irrevocably and unconditionally all rights and interests which now or at any later time it has to, in or in connection with, the Assigned Property.
22	No obligations imposed on Assignee. The Assignor shall remain liable to perform all obligations connected with the Assigned Property and the Assignee shall not, in any circumstances, have or incur any obligation of any kind in connection with the Assigned Property.
2.3	Notice of assignment. Immediately after the execution of this Deed, the Assignor shall give to the Builder notice of the assignment contained in Clause 2.1 in the form set out in Appendix 1 and shall obtain from them signed acknowledgements in the form set out in that Appendix.
3	REPRESENTATIONS AND WARRANTIES
3.1	General. The Assignor represents and warrants to the Assignee as follows:
3 2	Title to Assigned Property. The Assignor is the sole legal and beneficial owner of the Assigned Property.
3.3	No restrictions on right to assign. The Builder has given its consent to the Assigned Property being assigned to the Assignee and the Assignor has the right, without requiring the concurrence, consent or authority of any other person, to assign the Assigned Property to the Assignee. Moreover, the Builder has given its consent to the Assigned Property being on-assigned by the Assignee to its financing bank(s) and the Assignee has the right, without requiring the concurrence, consent or authority of any other person, to on-assign the Assigned Property to its financing bank(s).
3.4	No third party Security Interests. No third party has any security interest or any other right, interest or claim over, in or in relation to the Assigned Property.
4	MISCELLANEOUS
4.1	Severability of provisions. If any provision of this Deed is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of this Deed.
4.2	Third party rights. A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.
5	LAW AND JURISDICTION
5.1	English law. Clause 16 of the MoA shall apply to this Deed as if it was expressly incorporated herein with any necessary modifications.
5.2	Exclusive English jurisdiction. Clause 16 of the MoA shall apply to this Deed as if it was expressly incorporated herein with any necessary modifications.
5.3	Choice of forum for the exclusive benefit of the Owner. Clause 5.2 is for the exclusive benefit of the Assignee, which reserves the rights:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Assignor shall not commence any proceedings in any country other than England in relation to a Dispute.
5.4	Process agent. The Assignor irrevocably appoints Top Properties (London) Limited, London, UK, at its registered office for the time being, presently at 8 Duke Street London W1U 3EW, United Kingdom, Fax-No, +44 207 224 5557, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
5.5	Assignee's rights unaffected. Nothing in this Clause 5 shall exclude or limit any right which the Assignee may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
5.6	Meaning of "proceedings". In this Clause 5, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed).
THIS DEED has been executed by or on behalf of the parties and has, on the date stated at the beginning of this Deed, been delivered as a Deed,
(signatures on next page)

EXECUTION PAGE

ASSIGNOR

EXECUTED AND DELIVERED AS A DEED	)
by _______________________________	)
acting by [full name of attorney]	)
expressly authorised in accordance with	)
the laws of the Marshall Islands	)
by virtue of a power of attorney granted	)
by Monte Carlo =ne Shipping Company Limited	)
on ______________________________	)
such execution being witnessed by	)
[full name of witness]:	)

Signature of witness

ASSIGNEE

EXECUTED AND DELIVERED AS A DEED
by _____________________________	)
acting by [full name of attorney]	)
expressly authorised in accordance with	)
the laws of Marshall Islands	)
by virtue of a power of attorney granted	)
by Eco Evolution LLC	)
on ________________________________	)
such execution being witnessed by	)
[full name of witness]:

Signature of witness

Appendix 1 - Notice of Assignment
Hyundai Mipo Dockyard Co,, Ltd
100, Bankeojinsunhwan-Doro
Dong-Gu
Ulsan 682-712
South Korea

___________ (Date)
Dear Sirs,
Shipbuilding Contract dated 7u February, 2013 (as from time to time amended, varied or supplemented the "Building Contract") and made between you as builder and us as buyer regarding the construction and delivery of one 50,000 dwt class product/chemical tanker newbuilding named "Stenaweco Evolution", IMO No. 9687942
NOTICE OF ASSIGNMENT
We hereby give you notice that under an instrument entitled 'Assignment of Warranty' dated __________ (the "Assignment") and made between ourselves as assignors and Eco Energy LLC, Majuro, Marshall Islands (the "Assignee") as assignee, we have absolutely, irrevocably and unconditionally assigned to the Assignee all our rights and interests of every kind which we have to, in or in connection with Article IX (Warranty of Quality) of the Building Contract or in relation to any matter arising out of or in connection with Article IX (Warranty of Quality) of the Building Contract (together the "Assigned Property").
As from the date hereof you are instructed, authorized and entitled to deal directly with the Assignee regarding all matters under and with respect to the Assigned Property.
Please acknowledge receipt of this Notice of Assignment by signing and returning a copy of this Notice with your acknowledgement to the Assignee and us.

by
for and on behalf of
Monte Carlo One Shipping Company Limited

From:	Hyundai Mipo Dockyard Co., Ltd 100, Bankeojinsunhwan-Doro Dong-Gu Ulsan 682-712 South Korea

To:
Eco Evolution LLC
Majuro, Marshall Islands
c/o Northern Fund Management America, LLC
One Stamford Landing
62 Southfield Avenue, Suite 212
Stamford, CT 06902 U.S.
Attn: Kathleen Furman and Rich Lemanski

Telefax in advance +1 (203) 487-3435

copy to:	Monte Carlo One Shipping Company Limited Majuro, Marshall Islands c/o Central Mare Inc. 1 Vass. Sofias 151 24 Maroussi Attn: Andreas M. Louka

Telexfax in advance +30 2106141272

 _______________ (Date)
Dear Sirs,
Shipbuilding Contract dated 7th February, 2013 (as from time to time amended, varied or supplemented the "Building Contract") and made between you as builder and us as buyer regarding the construction and delivery of one 50,000 dwt class product/chemical tanker newbuilding named "Stenaweco Evolution", IMO No. 9687942
NOTICE OF ASSIGNMENT
We hereby acknowledge receipt of the Notice of Assignment and consent to the Assignment (as the term is defined in the Notice of Assignment).
We hereby confirm that as from the date hereof we will directly deal with you, the Assignee, regarding all matters under and with respect to the Assigned Property (as the term is defined in the Notice of Assignment), by
for and on behalf of
Hyundai Mipo Dockyard Co., Ltd

7